                                                                   EXHIBIT 10.17

                           DATED  March 29, 1996


                               SERVICE AGREEMENT


                         BEGINMANAGE LIMITED      (1)
                         JOHN TILLISCH            (2)



                      Ref: 375/11/T9765.1/VC:44081.13/szm


                                                         SJ BERWIN & CO
                                                         222 Grays Inn Road
                                                         London WC1X 8HB
                                                         Telephone 0171-837-2222
                                                         Facsimile 0171-833-2860
                                                         DX 255 London

     DATE

     March 29, 1996



     PARTIES

(1) BEGINMANAGE LIMITED (no 3161060) (in the process of changing its name to Sensory Systems Limited) whose registered office is at 1 Watling Gate, 297-303 Edgeware Road, London NW9 6NB ("the Company"); and

(2)  JOHN TILLISCH of 6 Myddelton Park, London N20 OHX ("the Employee").


     INTERPRETATION

(3) In this Agreement, unless the context otherwise requires, the following expressions have the meanings set out below:

     the Appointment               the employment of the Employee pursuant to
                                   this Agreement;

     the Auditors                  the Auditors for the time being of the
                                   Company;

     the Board                     the board of directors of the Company for the
                                   time being (including any duly authorised committee of the Board);

     the Commencement Date         the date hereof, or as soon hereafter as the
                                   Company acquires the assets or business
                                   formerly owned by Sensory Systems Limited;

     Confidential Information      all information which may be imparted in
                                   confidence or be of a confidential nature relating to the business or prospective business, plans or internal affairs of the Company or any Group Company and in particular all Know-how, Marketing
                                   Information, trade secrets, unpublished
                                   information relating to the Company's or any Group Company's intellectual property and any other commercial, financial or technical information relating to the business of the Company or any Group Company or to any customer or supplier, officer or employee of the Company or Group Company or to any member or person interested in the share capital of the Company or any Group Company;

     Documents                     documents, disks, memory, notebooks, tapes or
                                   any other medium, whether or not eye-
                                   readable, on which information may from time to time be recorded;

     the EPCA                      the Employment Protection (Consolidation) Act
                                   1978;

     Group Company                 any company which is a subsidiary or
                                   subsidiary undertaking of the Company or a holding company or parent undertaking of the Company or a subsidiary or subsidiary undertaking of any such holding company or parent undertaking, and references to the "Group Companies" shall be construed accordingly;

     Holding Company               TeleSensory Corporation, a company
                                   incorporated in the State of California whose principal office is 455 Bernardo, Mountain
                                   View, CA 94043;

     Initial Period                the period referred to in clause 2.1;

     Know-how information (including without limitation that comprised in formulae, specifications, designs, drawings, component lists, databases, software (or pre-cursor documents), databases, manuals, instructions and catalogues) held in whatever form relating to the creation, production or supply of any products or services by the Company or any Group Company, or by or to any of the suppliers, customer, partners or joint venturers of such company;

     Marketing Information         information relating to the marketing or
                                   sales or any products or services of the Company or any Group Company, including lists of customers' and suppliers' names, addresses and contacts, sales targets and statistics, market share and pricing statistics, marketing surveys, research and reports and advertising and promotional material;

     Permanently Disabled          physical or mental incapacity of the Employee
                                   either total or partial, such that the
                                   Employee is unable to perform his duties;

     Permitted Interest            an interest in any class of shares or other
                                   securities of any company which are traded on a recognised investment exchange which amount to not more than 5% of such class of issued shares or securities and an interest in any units of any authorised unit trust or interest as described in clause 8.4 of this Agreement;

     Pre-tax Profits               the operating profit or loss on ordinary
                                   trading activities before taxation (according to the historical cost accounting rules) disclosed by the aggregated consolidated audited profit and loss account of the Company and Teletec for the relevant financial year; subject (for the purposes only of determining the amount payable under clause 4.1(b) and Schedule 2) to such adjustments as shall be necessary to reflect the following:

                                   (a)   the purchase price for goods supplied
                                         by TSC (from USA and elsewhere) shall
                                         be comparable to charges for such goods
                                         by TSC to independent distributors in
                                         Europe purchasing under similar
                                         circumstances, conditions and
                                         quantities from time to time;

                                   (b)   before deducting any payment to TSC in
                                         respect of know how, goodwill and other
                                         intangible assets;

                                   (c)   before any deduction for USA head
                                         office or similar management charges;

                                   (d)   before any charge for interest or
                                         finance by TSC in regard to the
                                         purchase price of business;

                                   (e)   before payment of any bonus to the
                                         Employee pursuant to this Agreement;
                                         and

                                   (f)   before any deduction for payments made
                                         to the Employee pursuant to a
                                         Noncompetition Agreement made among
                                         VTEK, Inc., TeleSensory Corporation and
                                         the Employee on or about the date of
                                         this Agreement;

     Purchase Agreement            the agreement for the purchase of the assets
                                   of Sensory Systems Limited between VTEK,
                                   Inc., TeleSensory Corporation, the Company and the Employee;

     TSC TeleSensory Corporation of 455 North Bernardo Avenue, Mountain View, California 94039-7455 and/or its associated companies from time to time;

     Teletec Teletec Sarl, a French company incorporated in Paris, France, with its principal office at 18 passage de Petites Ecuries 75010 Paris, France; and

     Termination Date              the date of termination or expiration of the
                                   Appointment howsoever occurring.

(2) The expressions "subsidiary" and "holding company" have the meanings given to them by Sections 736 and 736A of the Companies Act 1985; the expressions "parent undertaking" and "subsidiary undertaking" have the meanings given to them by Sections 258, 259 and 260 of the Companies Act 1985; and the expression "financial year" has the meaning given by Section 223 of the Companies Act 1985.

(3) The provisions of Sections 324 and 328 of the Companies Act 1985 apply in determining for the purpose of clause 8 whether the Employee has an interest in any shares or other securities.

(4) References to clauses, Parties, and the Schedules are respectively to clauses of and the Parties and the Schedules to this Agreement.

(5) References to any enactment are to be construed as referring also to any enactment or re-enactment thereof (whether before or after the date hereof), and to any previous enactment which such enactment has replaced (with or without amendment provided that the amendment does not change the law as at the date hereof) and to any regulation or order made thereunder.

(6) References to the giving of notice of termination or to any rights or obligations during any period of notice shall include any implied or express rights of the Parties to give notice of termination during any continuation of the Appointment after the end of the limited Period.

     OPERATIVE PROVISIONS

1    JOB TITLE

     The Company shall employ the Employee and the Employee shall serve the Company initially as the managing director and the Company shall immediately following the Commencement Date procure that the Employee is appointed as a director of the Company provided that the engagement of the Employee as managing director shall not be a term of his employment giving a right to claim constructive dismissal or damages or any other remedy if he is removed as a director or as managing director. THE COMPANY AGREES, HOWEVER, THAT ANY SUCH REMOVAL SHALL NOT BE MADE ARBITRARILY OR CAPRICIOUSLY.

2    PERIOD OF EMPLOYMENT

2.1 The Appointment shall be deemed to have commenced on the Commencement Date and, unless terminated earlier under clause 11, will continue until the third anniversary thereof ("the Initial Period").

2.2 The Company (and any relevant Group Company) shall not be obliged to provide work to the Employee at any time after notice of termination of the Appointment shall have been given hereunder by either Party and the Company may, in its discretion, take any one or more of the following steps in respect of all or part of an unexpired period of notice upon its continuation beyond the Initial Period:

     (a) require the Employee to comply with such conditions as it may specify in relation to attending at, or remaining away from, the place(s) of business of the Company and the Group Companies;

     (b) assign the Employee to other duties reasonably consistent with his status as a senior manager; or

     (c)  withdraw any powers vested in, or duties assigned to, the Employee.

2.3 If the Employee fails to make himself available to work during any period of notice of termination of the Appointment given by either Party hereunder other than at the request or with the permission of the Board, the Company reserves the right to deduct one day's salary for each day of absence during such notice period.

2.4 If during the Appointment the Employee shall be removed from his office as a director of the Company pursuant to any power in that behalf given to the Board or to the members of the Company by law or by the Articles of Association of the Company, or if he shall retire from his office as a director of the Company by rotation and shall not be re-elected, such event will not be deemed to be a breach of this Agreement, the payments to the Employee under clause 4 will continue and the job title of the Employee may be altered appropriately.

2.5 If during the Appointment the Employee shall die or become Permanently Disabled (subject to a consecutive 90 day, or cumulative 120 day, period as stated at clause 10.2) the Employee shall be entitled to receive such payment as is stated at clause 4.1(b) (based on earnings as if the Employee had continued to work throughout the Appointment) for a number of months equal to the number of months elapsed since the Commencement Date.

3    DUTIES

3.1 During the term of the Appointment, the Employee shall have the following duties and obligations:

     (a) direct supervision of the Company and of Teletec, liaison between the Group Companies, marketing support and such other similar advisory functions as the Board may reasonably require as is reasonably consistent with his status as a senior manager;

     (b) general responsibility for the Group Companies' sales and marketing activities in Europe and any other territories or in such other capacity as the Board may reasonably require;

     (c) at all times to use all reasonable endeavours to promote the interests and welfare and maintain the goodwill of the Company and any other Group Company and not to do and to exercise all reasonable endeavours to prevent there being done anything which may be prejudicial or detrimental to the Company or any Group Company;

     (d) faithfully and diligently to perform his duties and to exercise and carry out such powers and functions reasonably consistent with his status as a senior manager as may from time to time be vested in him by or under the authority of the Board;

     (e) to devote the whole of his time and attention and the full benefit of his knowledge, expertise and skills in the proper performance of his duties (unless on holiday as permitted by this Agreement or prevented by ill-health or accident);

     (f) to give (in writing if so requested) to the Board from time to time, or to such person(s) as it may reasonably direct, such information and explanations regarding the affairs of the Company or any other Group Company or matters relating to the Appointment as the Board from time to time may require; and

     (g)  to comply with the provisions of Schedule 3.

3.2 Subject to the provisions of clause 3.1, the Employee shall have general control and management of, and full operational responsibility for, the business and affairs of the Company and Teletec and shall have power to appoint and dismiss employees, agents and consultants and to enter into any contract on behalf of the Company and Teletec in the ordinary course of business carried on by it and to do all such other acts and things in the ordinary course of the business carried on by the Company and Teletec as the Employee may consider necessary or conducive to the Company's and Teletec's interests and the satisfactory operation of its business (with such limits to the power to do so as may from time to time be prescribed by or under the authority of the Board including the ability for the Board in its discretion to remove any or all such powers from the Employee or provide for them also to be exercised by any other person).

3.3 The Employee shall attend and work at the Company's location at Edgeware Road, London as determined from time to time by the Board and shall travel to and work at such places (whether within or outside the United Kingdom) in the manner and on the occasions reasonably required from time to time by the Board. If the Company's base of operations is relocated more than 50 miles from its present location in Edgeware Road, London, and if the Employee agrees to move his base of work, he shall be entitled to be reimbursed for all relocation expenses reasonably incurred by him.

3.4 The Board may require the Employee from time to time to perform services, reasonably consistent with his status as a senior manager, temporarily for any Group Company wherever situated and without further fees or remuneration and to enter into any separate agreement(s) with such Group Company for such purpose and any duties that he may have under this Agreement will be deemed to extend to such Group Company.

3.5 The hours of work of the Employee are not fixed but are the usual working hours of the Company and such additional hours as may be necessary to enable him properly to discharge his duties.

3.6 The Company may at any time appoint another person or persons to act jointly with the Employee in discharging his duties.

3.7  The Employee shall:

     (a) at the request and expense of the Company, submit annually to a medical examination by a medical practitioner nominated by the Company as part of a health screening programme and for insurance purposes; and

     (b) authorise such medical practitioner to disclose to or discuss with the Company's medical adviser any matters arising from such examination; and the Company's medical adviser may notify the Chairman of the Company of any serious matter if, in his opinion, it might materially and adversely affect the health of the Employee or the proper discharge of his duties.

4    PAY AND EXPENSES

4.1 The Company shall pay to the Employee for the proper performance of his duties under this Agreement:

     (a) a fixed salary at the rate of (Pounds)70,000 per annum for the first year of the Appointment, increasing to (Pounds)73,000 per annum for the second year of the Appointment and (Pounds)77,000 per annum for the third year of the Appointment (or such higher rate as the Company may from time to time notify in writing to the Employee) such increases to take effect on the first and second anniversary respectively of the Commencement Date; and

     (b) a bonus of an amount equal to one third of the excess of Pre-tax Profits over (Pounds)322,500 in respect of each of the financial years ending 31 December 1996, 31 December 1997 and 31 December 1998 and up to an aggregate total bonus payment of (Pounds)225,800 throughout the Initial Period, payable in accordance with and subject to the terms of
          Schedule 2.

4.2  The fixed salary of the Employee will:

     (a) accrue from day to day and be payable by equal monthly instalments in arrears by not later than the last working day of each month;

     (b) notwithstanding anything to the contrary contained in the Articles of Association of the Company or of any other Group Company, be inclusive of any other fees or remuneration of any description which the Employee might be entitled to receive from the Company or any Group Company or any other company or association in which he holds office as a nominee or representative of the Company or any Group Company (and the Employee shall, at the discretion of the Board, either waive his right to any such remuneration or account to the Company for the same forthwith upon receipt);

     (c) be paid by credit transfer to the account nominated by the Employee from time to time; and

     (d) be capable of set off by the Company from time to time against any liability of the Employee to the Company or any Group Company, other than any liability arising on account of or in connection with the indemnifications pursuant to the Purchase Agreement.

4.3 The Company shall pay the bonus as stated at clause 4.1(b) above on the date following the calculation of the Pre-tax Profit in accordance with
     Schedule 2.

4.4 The Company shall repay to the Employee all reasonable travelling, hotel and other expenses properly incurred by him in or about the performance of his duties, subject to the Employee having delivered to the Company such form(s) and vouchers or other evidence of actual payment of such expenses as the Company may from time to time reasonably require. The decision of the Board as to what constitutes reasonable expenses shall be conclusive.

5    OTHER BENEFITS

5.1 Subject to the Employee holding and continuing to hold a full driving licence, the Company shall provide to the Employee a motor car of a type to be agreed between the Parties for use by him in accordance with the Company's car policy in force from time to time and the Company shall pay all the running expenses of such car as are reasonably incurred by the Employee. The Employee may elect to receive equivalent remuneration in place of a car, at such level as the Board shall reasonably determine.

5.2 The Company shall continue to provide and the Employee shall be entitled to continue to participate in, any disability or permanent health insurance scheme provided to the Employee during the period prior to the Commencement Date.

5.3 The Company shall continue to contribute to the personal and executive pension plans nominated by the Employee in the same amounts as have been contributed during the period prior to this Agreement.

5.4 Any benefits which may from time to time be provided by the Company or any other Group Company to the Employee or his family which are not expressly referred to in this Agreement shall be provided at the entire discretion of the Company and, unless so agreed in writing, shall not form part of the Employee's terms and conditions of employment.

5.5 Should the Employee's employment be terminated for whatever reason the Company reserves the right:

     (a) to make a cash allowance in lieu of the benefits to which the Employee is entitled for any period of notice; or

     (b) to make provision for the continuation of such benefits for that period;

     or partly the one and partly the other. The provision of benefits pursuant to paragraph (b) above will cease immediately should the Employee commence new employment at any time prior to the expiry of the notice period which provides to him a commensurate level of such benefits.

5.6 The provision of benefits as stated in this clause 5 and the provision of payment as stated at clause 4.1(b) of this Agreement may be abated by the Parent Company during any period of temporary disability of the Employee that continues for a consecutive period of more than 90 days or periods aggregating more than 120 days in any period of 180 days, and the aforementioned provision of benefits and payment shall not continue in the event of the Employee's death or he becomes Permanently Disabled except as otherwise stated herein.

6    HOLIDAY

6.1 In addition to the usual public and bank holidays, the Employee shall be entitled to four weeks' paid holiday in each complete holiday year worked (and pro rata for part of each holiday year worked) to be taken at such time or times as shall be agreed by the Board.

6.2 The holiday year runs from 1 January each year to the following 31 December. Holiday entitlement in respect of 5 days may be carried forward from one holiday year to the next and no money will be paid in lieu of any such untaken holiday entitlement.

6.3 Upon termination of the Appointment, other than pursuant to clause 11.1, the Employee's entitlement to holiday will be calculated on the basis of one and two thirds days for each calendar month of service completed during the holiday year in which termination occurs and payment in lieu of untaken holiday entitlement may be made at the discretion of the Board.

7    CONFIDENTIALITY

7.1 Neither during the continuance of the Appointment, other than in the proper course of his duties and for the benefit of the Company, nor after the Termination Date for any reason whatsoever, shall the Employee:

     (a) use, disclose, or communicate to any person any Confidential Information which he shall have come to know or have received or obtained at any time (before or after the date of this Agreement) by reason of or in connection with his service with the Company; or

     (b) copy or reproduce in any form or by or on any media or device or allow others access to or to copy or reproduce Documents containing or referring to Confidential Information.

7.2 The Employee acknowledges that all Documents containing or referring to Confidential Information at any time in his control or possession are and shall at all times remain the absolute property of the Company and the Employee undertakes, both during the Appointment and after the Termination
     Date:

     (a) to exercise due care and diligence to avoid any unauthorised publication, disclosure or use of Confidential Information and any Documents containing or referring to it;

     (b) at the direction of the Board, to deliver up any Confidential Information (including all copies of all Documents whether or not lawfully made or obtained) or to delete Confidential Information from any re-usable medium; and

     (c) to do such things and sign such documents at the expense of the Company as shall be reasonably necessary to give effect to this clause and/or to provide evidence that it has been complied with.

7.3  The restrictions in clause 7.1:

     (a) will not restrict the Employee from disclosing (but only to the proper recipient) any Confidential Information which the Employee is required to disclose by law or any order of the court or any relevant regulatory body, provided that the Employee shall have given prior written notice to the Company of the requirement and of the information to be disclosed and allowed the Company an opportunity to comment on the requirement before making the disclosure; and

     (b) will not apply to Confidential Information which is or which comes into the public domain otherwise than as a result of an unauthorised disclosure by the Employee or any other person who owes the Company an obligation of confidentiality in relation to the information disclosed,

     (c) will not restrict the Employee from disclosing under obligations of confidentiality (but only to the proper recipient) any Confidential Information to professional advisers or to employees and officers of Group Companies.

7.4 The Employee agrees that the restrictions set out in this clause 7 are without prejudice to any other duties of confidentiality owed to the Company whether express or implied and are to survive the termination of the Appointment (howsoever arising).

8    RESTRICTIONS DURING EMPLOYMENT

8.1 The Employee represents and confirms that he has procured the resignation of his nominee director of, and has himself ceased to act as a shadow director of, PDI (UK) Limited and such resignation has become effective and he does not hold office in any company, trade or business other than Sensory Systems Limited (No. 1987141).

8.2 Save as permitted under clause 8.4, the Employee shall not without the prior written consent of the Board during the Appointment carry on or be concerned, engaged or interested directly or indirectly (whether as principal, shareholder, partner, employee, officer, agent or otherwise) in any trade or business other than that of the Company and shall not engage in any other activity which the Company reasonably considers may impair his ability to perform his duties under this Agreement.

8.3 The Employee shall take such steps as are necessary to liquidate or otherwise dispose of his interest within three months after the Commencement Date in:

     (a)  PDI (UK) Limited; and

     (b) any interest in any trade or business other than that of the Company, which are not Permitted Interests, and which in the reasonable opinion of the Board is in competition with the Company.

     If such liquidation or disposal is considered by the Employee to be impossible or undesirable for any reason, the Employee shall advise the Board immediately and shall cooperate with the Board in order to endeavour to resolve the conflict arising in a manner satisfactory to the Board.

8.4  The Employee may:

     (a)  hold a Permitted Interest; and/or

     (b) carry on or be concerned, engaged or interested in any other trade or business if he shall have:

          (i) provided, on the basis of the utmost good faith, full particulars of its nature and of the likely demands it will make on his time and abilities;

          (ii) obtained the prior written consent of the Board (such consent not to be unreasonably withheld), which consent may be given subject to such terms or conditions as it may decide (each of which shall be considered to be a term of this Agreement) but which shall not prevent the Employee from taking the benefit of any business rollover relief: the Company shall have the right to reconsider the consent or the terms if it reasonably considers that it is in the interests of the Company to do so; and

     (c) for the avoidance of doubt, continue to own and be a director of Sensory Systems Limited, provided such interest and involvement does not otherwise amount to a breach of any obligation on or duty of Employee.

8.5 The Employee shall not during the Appointment (save in a purely social capacity or with the prior written consent of the Board or in relation to a Permitted Interest) make any contact, whether formal or informal, written or oral, with any of the Company's past, current or prospective suppliers, customers or clients with whom the Employee has had business dealings (directly or indirectly) for any purpose (including but not limited to an intention to set up a competing business) other than for the legitimate business interests of the Company.

8.6 The Employee shall not during the Appointment either on his own behalf or on behalf of any person, firm or company:

     (a) solicit or endeavour to entice away from the Company an actual employee, or discourage from being employed by the Company any person who, to the knowledge of the Employee, is an employee or a prospective employee of the Company; or

     (b)  employ or procure another person to employ any such person.

8.7 The restrictions set out in this clause 8 are without prejudice to any other fiduciary duties owed to the Company whether express or implied.

9    RELEVANT DEFINITIONS

9.1   For the purposes of the restrictions set out in clauses 7 and 8:

      (a) the expression "Company" shall include any former owner or transferor of a business acquired by the Company by which the Employee shall have been employed under a contract of employment in respect of which his service is include for the purposes of calculating continuous employment with the Company;

     (b) any reference to the Company and to the Company's trade or business shall be deemed to include any Group Company and its trade or business and/or to apply to them as if the words were repeated by reference to such company insofar as the Employee shall have been performing services for a period of not less than three months for such Group

          Company at any time during the period of 12 months prior to the Termination Date and the Employee hereby undertakes to execute any further documents which the Company may reasonably require to confirm this at the Company's expense; and

     (c) where references to the Company and Company's trade or business are deemed to include and/or apply to a Group Company and to a Group Company's business pursuant to paragraph (b) of this clause 9.2, the Employee covenants with the Company for itself and in the same terms in relation to each such Group Company and each Group Company's business as he does with the Company and in respect of the Company's business.

10   ABSENCE, ILLNESS AND INCAPACITY

10.1 If at any time the Employee is prevented by reason of ill-health, accident or other incapacity from properly performing his duties he shall promptly furnish to the Company, if required, evidence of such incapacity in a form satisfactory to the Board.

10.2 The Company shall pay the Employee his fixed salary (less an amount equal to his statutory sick pay) for the first consecutive period of 90 days or 120 days if longer in aggregate in any calendar year of absence due to illness or other incapacity, but shall not be required to pay the Employee any salary or other remuneration for any further periods of such absence in any calendar year, although it may at its discretion do so.

11   TERMINATION

11.1 The Company may at any time terminate the Appointment with immediate effect (or by such longer period of notice as the Company shall see fit) by giving the Employee written notice in any of the following events:

     (a) if the Employee at the time the notice is given is prevented by reason of ill-health or accident or other incapacity from properly performing his duties and has been so prevented (whether by the same or another reason) for at least a continuous period of 90 days or for an aggregate period of at least 120 days (whether or not, in either case, working days) in the preceding 12 months (provided that any termination pursuant to this clause 11.1(a) shall be without prejudice to the payment due pursuant to clause 2.5);

     (b)  if the Employee shall have:

          (i) neglected or failed or unreasonably refused to carry out any of his duties hereunder or otherwise as a director of the Company or any Group Company;

          (ii) committed any material breach or non-observance or, after having been given warning in writing, any repeated or continued breach or non-observance of any of his duties or any of his express or implied obligations arising from the Appointment or otherwise as a director of the Company or Group Company including refusing to comply with any lawful instructions given to him by the Board;

          (iii) been guilty of conduct or permitted or suffered events which bring himself, the Company or any Group Company into disrepute;

          (iv) become prevented by an applicable law or regulation from continuing as a director of the Company or performing any of his duties;

          (v) committed any act of fraud or dishonesty (whether or not connected with the Appointment) or committed any act which, in the reasonable opinion of the Board, adversely affects his ability properly to carry out his duties;

          (vi) been adjudged bankrupt, claimed the benefit of any Act for the time being in force for the relief of insolvent debtors or proposed or made any arrangement or composition with his creditors;

          (vii) been convicted of an indictable criminal offence (excluding an offence under road traffic legislation in respect of which he is not sentenced to a term of imprisonment, whether immediate or suspended); or

          (viii) become of unsound mind or a patient as defined in either
                 Section 112 or Section 145 of the Mental Health Act 1983 or been admitted to a hospital in pursuance of an application made under Part 11 of that Act.

11.2 Upon termination of the Appointment however arising:

     (a) the Employee shall, without prejudice for any claim he may have arising out of the termination of this employment hereunder, forthwith at the request of the Board and without further claim for compensation resign as a director of the Company and from all offices held by him in any Group Company and from all other appointments or offices which he holds as nominee or representative of the Company or any Group Company and, if he fails so to do, the Company is irrevocably authorised by the Employee to appoint some person in his name and on his behalf to execute such documents and to do such other things as are reasonably necessary to give effect to such resignations; and

     (b) the Employee (or, if he shall be dead, of unsound mind or bankrupt, his personal representatives or such other persons as shall be appointed to administer his estate and affairs) shall deliver up to the Company in accordance with the directions of the Board all keys, security passes, credit cards, Documents and other property (including any motor car provided pursuant to clause 5.1) belonging to or relating to the businesses or affairs of the Company or any Group Company, including all copies of all Documents containing or referring to Confidential Information which may be in his possession or under his control (or that of his personal representatives or such other persons), and shall not retain copies, extracts or notes of any of the same.

11.3 The Employee shall have no claim against the Company in respect of the termination of the Appointment:

     (a) by reason of the liquidation of the Company for the purpose of amalgamation or reconstruction or as part of any arrangements for the amalgamation or demerger of the undertaking of the Company not involving liquidation provided that the Employee shall have been offered employment with the amalgamated or reconstructed or de-merged company or companies on terms no less favourable to him than under this Agreement; or

     (b) in relation to any provision in any articles of association, agreement or arrangement with the Company which has the effect of requiring the Employee to sell or give up any shares, securities, options or rights to subscribe for such shares at any price or which causes any options or other rights granted to him to become prematurely exercisable or lapse.

11.4 The Board, if it has reason to suspect that any one or more of the events set out in clause 11.1(b) has or may have occurred, may at any time suspend the Employee for a reasonable period pending the making and completion of such investigation(s) as the Board thinks fit. While the suspension continues, the Company shall, unless specifically otherwise provided in this Agreement, pay to the Employee his fixed salary and provide to him the other benefits set out in this Agreement. During the period of suspension the Company and relevant Group Companies shall not be obliged to provide work to the Employee and may require the Employee to comply with such conditions as the Company may specify in relation to attending at or remaining away from the places of business of the Company and/or the Group Companies during the period of the suspension. The Company may later terminate the Appointment, pursuant to the terms of this Agreement, on the grounds of the same or any other event in clause 11.1(b).

12   THE EMPLOYMENT PROTECTION (CONSOLIDATION) ACT 1978

12.1 This Agreement contains the particulars required to be given under Section 1 of the EPCA and the Schedule 1 comprises the note referred to in Section 1(4) of the EPCA to the intent that, as at the date of this Agreement, the Company shall not be required to deliver to the Employee a separate written statement pursuant to Section 1 of the EPCA.

12.2 In the event of the termination of the Appointment by expiry of the period specified in clause 2.1, Section 54 of the EPCA and any right to receive a redundancy payment under the EPCA shall be excluded.

13   NOTICES

     Notices by either party:

     (a)  must be in writing addressed:

          (i)    to the Company at its registered office for the time being;

          (ii) and to the Employee at his place of work or at the address set out in this Agreement or such other address as the Employee may from time to time have notified to the Company for the purpose of this clause; and

     (b)  will be effectively served:

          (i) on the day of receipt, where any hand-delivered letter or a facsimile transmission is received on a Business Day before or during normal working hours;

          (ii) on the following Business Day, where any hand-delivered letter or facsimile transmission is received either on a Business Day after normal working hours or on any other day;

          (iii) on the second Business Day following the day of posting from within the United Kingdom of any letter sent by first class prepaid mail; or

          (iv) on the fifth Business Day following the day of posting to an overseas address of any prepaid airmail letter.

14    GENERAL

14.1 This Agreement, which contains all the terms of employment of the Employee, is in substitution for all existing contract(s) of employment between the Company and any Group Company and the Employee (whether written, oral or governed by a course of dealings) which shall be deemed to have terminated with effect from the Commencement Date.

14.2 The waiver, express or implied, by either Party of any right under this Agreement or any failure to perform or breach by the other shall not constitute or be deemed a waiver of any other right under this Agreement or of the same right on another occasion.

14.3 No amendment, change or addition to the terms of this Agreement shall be effective or binding on either Party unless reduced to writing and executed by both Parties.

14.4 The Employee represents and warrants that he is not a party to any agreement, contract (whether of employment or otherwise) or understanding which would in any way restrict or prohibit him from undertaking or performing any of the duties of the Appointment in accordance with this Agreement.

14.5 The Employee undertakes not to disclose or communicate any terms of the Appointment to any other employee of any Group Company or to any third party (other than for the purpose of obtaining professional advice or as required by law or the rule of any regulatory authority).

14.6 Any provision of this Agreement which contemplates or is capable of operation after the termination of the Appointment shall apply notwithstanding termination of the Appointment howsoever arising.

14.7 This Agreement is governed by and is to be construed in accordance with the laws of England and the Parties hereby submit to the non-exclusive jurisdiction of the High Court of Justice of England and Wales.

                                  SCHEDULE 1

     NOTE OF ADDITIONAL PARTICULARS AS AT THE DATE OF THE AGREEMENT - CLAUSE 12

1 For the purposes of the EPCA the period of continuous employment of the Employee began on 1 July 1983.

2 The Company's usual disciplinary rules will apply to the Appointment except as otherwise expressly provided in this Agreement.

3 There are no disciplinary rules applicable to the Employee. Any matter of discipline will be considered and determined by the Board, whose decision shall be final. If the Employee has any grievance relating to the Appointment, he should apply in writing to the Chairman.

4 A contracting-out certificate under the Social Security Pensions Act 1975 is not in force in respect of the Appointment.

     The Company shall be at liberty at any time and at its own discretion to vary the rules and procedures referred to in this Schedule.

                                  SCHEDULE 2

               THE BONUS PAYABLE TO THE EMPLOYEE - CLAUSE 4.1(B)

1 The Company shall within 14 days after the audited accounts of the Company have been laid before the Company in general meeting deliver to the Employee a statement showing the amount of the Pre-tax Profits for the financial year to which such accounts relate and the amount (if any) of the bonus payable to the Employee which shall become due and payable on 30 June of that year.

2 Except as expressly provided otherwise herein, in respect of any financial year during which the Appointment is lawfully terminated in accordance with the provisions of this Agreement, the Company shall produce a statement showing the amount of the Pre-tax Profits for such year in accordance with paragraph 1 of this Schedule and additionally showing the amount (if any) of the bonus (calculated to the Termination Date) which the Employee would have received if the Appointment had continued for the whole of such financial year which and the proportionate amount relating to the period during which the Appointment continued shall become due and payable 14 days thereafter.

3 In the event of a dispute as to the amount of the Pre-tax Profits for any financial year or as to any amount payable, the matter in dispute shall be referred to the decision of the Auditors. The certificate of the Auditors as to such amounts shall be final and binding on the Company and on the Employee (or his legal personal representatives as the case may be) and in giving the same the Auditors shall be deemed to be acting as experts and not as arbitrators.

4 If any alteration in the issued share capital of the Company shall be effected or the Company or any of its subsidiaries shall acquire any company or business or in the event of changes in the attribution of income or expenses to the Company or Teletec as a result of which the Pre-tax Profits are in the opinion of the Board likely directly or indirectly to be materially enlarged or reduced, such adjustment shall be made to the calculation of Pre-tax Profits, to the rate of bonus payable thereon or to the companies included in the calculation as the Company and the Employee shall agree (or failing agreement as the Auditors on the application of either the Company or the Employee in their absolute discretion shall determine to be fair and reasonable for the purpose of counteracting such enlargement or reduction).

                                  SCHEDULE 3

                           COPYRIGHT AND INVENTIONS

1 In this Schedule "Intellectual Property" shall mean patents, trade marks and service marks, rights in inventions, designs, trade names and copyrights (whether or not any of these is registered and including applications for registration of any such thing) and all forms of protection of a similar nature which may subsist anywhere in the world.

2 The Employee acknowledges, having regard to the nature of the business of the Company and other Group Companies and the nature of the Employee's expertise, that:

     (a) the normal duties of the Employee under the Appointment may include the making of inventions;

     (b) inventions may reasonably be expected to result from the carrying out by the Employee of such duties; and

     (c) due to the nature of the Employee's duties and the particular responsibilities arising from the nature of his duties, the Employee has a special obligation to further the interests of the Company's undertaking.

3 The Employee shall disclose to the Company any invention made or discovered or produced by the Employee in the course of the Appointment (whether or not during office hours or using office stationery and equipment) in connection with or in any way affecting or relating to or reasonably capable of being used or adapted for use in the business of the Company or any other Group Company as carried on prior to the date of the invention.

4 The Employee shall do all things and execute all documents that may be necessary to enable the Company or its nominee to obtain the benefit of every invention made by the Employee in the course of his duties and to secure patent or other appropriate protection for it. The costs of preparation of all appropriate documentation pursuant to this clause shall be borne by the Company.

5 Without prejudice to the provisions of paragraph 2 of this Schedule, the Employee shall disclose to the Company full details of any Intellectual Property or copyright work made or created by the Employee during the continuance of his Appointment (whether or not during office hours or using office stationery and equipment) in connection with or in any way affecting or relating to or reasonably capable of being used or adapted for use in the business of the Company or any other Group Company as carried on prior to the date of creating the copyright work and the Employee hereby assigns to the Company, by way of assignment of future copyright, all rights of copyright or Intellectual Property right throughout the world in that copyright work or Intellectual Property.

6 The Employee shall, before working, assigning or granting rights in relation to any invention or copyright work to which the Company is not entitled under this Agreement and/or at law, allow the Company or any Group Company nominated by it a reasonable opportunity to evaluate the same and the Employee shall not dispose of any rights to any third party unless he shall first have given written notice to the Company with full, complete and bona fide details of the price and terms offered by the third party offering the Company, or any Group Company, an opportunity to purchase the rights concerned at the same price and on the same terms within 28 days of the date of the notice.



ATTESTATIONS



Signed by                 )
for and on behalf of      )
BEGINMANAGE LIMITED       )
in the presence of:       )



Signed by the said        )
JOHN TILLISCH             )
in the presence of:       )